                                                                 EXHIBIT 10.12





                          CONTRACT FOR BEIJING BRIGHTON STAQ

                             ELECTRONIC SYSTEM CO., LTD.


                            CHAPTER 1.  GENERAL PROVISIONS


          This contract is made between Beijing Huazheng Electronic Technology Co., Ltd. (hereinafter referred to as Party A), and Hong Kong Brighton Electronics Corporation Ltd. (hereinafter referred to as Party B), for the establishment of the Sino-foreign equity joint venture -- Beijing Brighton Staq Electronic System Co., Ltd. -- in Beijing Municipality of the People's Republic of China, after friendly consultations on the principle of equality and mutual benefit, and in accordance with the Law of the People's Republic of China on Chinese-Foreign Equity Joint Ventures and other related laws and regulations of China.

                          CHAPTER 2.  JOINT VENTURE PARTIES


          Article 1: Names, Legal Addresses and Legal Representatives of Joint Venture Parties.


          Party A:  Beijing Huazheng Electronic Technology  Co., Ltd.
          Legal Address: 8 Xinzhong St., Gongti Rd.(N), Dongcheng District,
                         Beijing
          Legal Representative:  Zhang Zhifang
          Post:  Chairman of the Board
          Nationality:  Chinese

          Party B:  Brighton Electronics Corporation Ltd.
          Legal Address: 1403-1405, Block B, Seaview Estate, North Pt., Hong
                         Kong
          Legal Representative:  Kit Kung

          Post:  Chairman of the Board
          Nationality:  U.S.


                  CHAPTER 3.  ESTABLISHMENT OF JOINT VENTURE COMPANY

          Article 2: Party A and Party B agreed to the establishment of a joint venture company with main operations in the electronics industry in Beijing in accordance with the Law of the People's Republic of China on Chinese-Foreign Equity Joint Ventures and other related laws and regulations of China.

          Article 3: The name of the joint venture company is: [NAME IN FOREIGN LANGUAGE]

          English Name: Beijing Brighton Staq Electronic System Co., Ltd. Legal Address: 93 Fumei Dajie, Xicheng District, Beijing

          Article 4: The joint venture company is a Chinese legal person set up in accordance with Chinese laws, and all of its operations in China should follow and be protected by related Chinese laws, as well as enjoy the preferential treatment granted by the laws. The organization form of the joint venture company is a company with limited liability as stipulated in the Law of the People's Republic of China on Chinese-Foreign Equity Joint Ventures. Party A and Party B are obliged to pay up the agreed capital for the joint venture company, and enjoy the profit distribution and take responsibility for the risks of the joint venture company in line with their investment proportions. If necessary for expansion of business, the joint venture company may set up such institutions as subsidiaries in other parts of China or abroad.

                     CHAPTER 4.  BUSINESS TARGET, SCOPE AND SCALE

                             OF THE JOINT VENTURE COMPANY

          Article 5: The target of the joint venture company is to meet the society's need for modern computer software and hardware, develop new on-line transacting processing systems, and achieve satisfactory economic benefits.

          Article 6: Business scope of the joint venture company covers the development, production and marketing of computer software and hardware (excluding electronic products under license control), and related electronic products, as well as after-sale services.

          Article 7: Business scale of the joint venture company: to make five million yuan of profit in the first year and increase it annually.

                  CHAPTER 5.  TOTAL INVESTMENT & REGISTERED CAPITAL

          Article 8: The joint venture company has a total investment of US$1.6 million, which is fully registered.

          Of this, Party A shall contribute US $160,000 worth of RMB equivalent in cash (calculated on the foreign exchange rate announced by China's State Administration of Exchange Control for the day of payment), which represents 10% of the registered capital; and Party B shall invest US$1.152 million worth of equipment and US$288,000 in cash, US$1.44 million in total, which represents 90% of the registered capital.

          Article 9: The registered capital of the joint venture company shall be paid up fully within six months starting from the day when the business license of the joint venture company is issued. The joint venture company will invite a Chinese certified accountant to verify the capital contributions and make certificates of capital verification.

          Article 10: If any of the joint venture parties is to transfer part or all of its interest in the joint venture company to a third party, it shall be agreed by the other joint venture party and also be approved by the government body that originally approved the setting up of the joint venture company. If one joint venture party is to transfer part or all of its interest in the joint venture company, the other joint venture party shall be given a preference for buying. If the transfer is made to a third party, the price for the transfer shall not be lower than that to the other joint venture party. A transfer violating the above conditions is invalid.

                   CHAPTER 6.  LIABILITIES OF JOINT VENTURE PARTIES

          Article 11:  Liabilities of Party A

           1. To prepare for and make sure the availability of the joint venture company's necessary facilities such as water, electricity and gas supply, and be responsible for making the application to Chinese authorities in charge for the establishment of the joint venture company;

           2. To take responsibility for such affairs as applying for registration and business license of the joint venture company;

           3. To help the joint venture company recruit local managers, technicians, workers and other necessary personnel of the Chinese nationality;

           4. To help go through import procedures for imported equipment and its transport within the Chinese territory;

           5. To help foreign employees apply for visas, work licenses and travel formalities when they are to enter China;

           6. To take responsibility for other affairs entrusted by the joint venture company; and

           7.  to pay up the agreed capital in time.
          Liabilities of Party B:

          1.   To pay up the agreed capital in time;

          2. To take responsibility for the procurement of equipment to be imported and its shipment to the development site of the joint venture company;

          3. To take responsibility for the installation and testing of the equipment, and personnel training before operation; and

          4. To take responsibility for other affairs entrusted by the joint venture company.

                   CHAPTER 7.  BUSINESS FORMS & MARKETING CHANNELS

          Article 12:  Business forms:  flexible forms and quality services.

          Article 13: Marketing channels: 60% of the joint venture company's products are for sale overseas, and 40% for sale in China. The overseas sale is to be sponsored by the foreign side.


                            CHAPTER 8.  BOARD OF DIRECTORS


          Article 14: The day of registration of the joint venture company is the day of founding of the joint venture company's Board of Directors.

          Article 15: The Board of Directors is composed of five directors, with two appointed by Party A and three appointed by Party B. The board's Chairman is appointed by Party B and its Vice Chairman is appointed by Party A, both for a term of office of four years. They may be reappointed by their respective appointing party.

          Article 16: The Board of Directors is the joint venture company's highest decision-making body and decides all the important affairs of the joint venture company. Its main authority is as follows:

           1. To decide and approve the important reports made by the General Manager, on such affairs as business plans, annual business reports, funds and loans, etc.

           2. To approve annual financial reports, budgets for revenues and expenditures, and annual profit distribution programs.

           3. To discuss and give pass to the company's major rules and regulations.

           4.  To discuss and revise the articles of association.

           5. To decide the appointment of senior staff members such as the General Manager, the Deputy General Manager and the Chief Accountant.

           6. To decide the direction for development of the joint venture company.

           7. To discuss and decide the expansion and transfer of the joint venture company.

           8. To discuss and decide the joint venture company's pattern of organization.

           9. To discuss the joint venture company's suspension of business, termination and merger with other economic entities.

          10. To decide and organize the liquidation upon expiration of the joint venture company's business term.

          11.  Other important affairs to be decided by the Board of Directors.

          Article 17: The following affairs must be passed by the Board of Directors unanimously:

          1. To revise the contract and articles of association for the joint venture company.

          2. To examine and approve the annual business report made by the General Manager.

          3. To expand and transfer the joint venture company's registered capital.

          4. To terminate and dissolute the joint venture company or merge it with other economic entities.

          Article 18: The following affairs must be passed by 3/4 of the Board of Directors:

          1. To decide the joint venture company's annual operation policy, business plan and development plan.

          2. To approve the annual financial budget, final account and accounting statement.

          3. To decide the upper limit of the joint venture company's annual working capital loans.

          4. To decide the joint venture company's annual profit distribution program.

          5. To give pass to the joint venture company's labor contracts and various rules and regulations.

          6. To appoint the General Manager, the Deputy General Manager and other senior staff members proposed by the General Manager to the Board of Directors, and to decide the salary of senior staff members.

          7.   To decide the joint venture company's pattern of organization.

          8.   Other affairs to be decided by the Board of Directors.

          Article 19: The Chairman is the legal representative of the joint venture company, and when unable to carry out his/her duty for right reasons, he/she may authorize the Vice Chairman or other directors to act as the legal representative temporarily.

          Article 20: The Board of Directors must convene at least one meeting every year. The Chairman is authorized to call and chair the meeting, and be responsible for informing all the directors of the meeting one month in advance. If proposed by more than 1/3 of the directors, the Chairman may call an interim board meeting. The decisions made by the interim meeting will be effective only if more than 3/4 of the directors attend. The minutes of the meeting shall be placed on file. The meetings of the Board of Directors shall be convened in principle at the place where the legal address of the joint venture company is.

                         CHAPTER 9.  MANAGEMENT ORGANIZATION


          Article 21: The joint venture company has a management organization to deal with its routine business and management work. The management organization is composed of one general manager and one deputy general manager. The first general manager is to be recommended by Party A and the first deputy general manager by Party B. They both have a term of office of four years and may be reappointed for more terms by the Board of Directors.

          Article 22: The obligations of the General Manager are to carry out the decisions made at the meetings of the Board of Directors, and take charge of the routine operation and management work of the joint venture company. The Deputy General Manager is to assist the General Manager in the work.

          The management organization may have a certain number of department managers to take charge of the work in various departments of the joint venture company, handle affairs assigned by the General Manager and the Deputy General Manager and hold themselves responsible to the General Manager.

          Article 23: The General Manager may be dismissed and replaced through a decision of the Board of Directors at any time in case of malpractices for selfish ends or serious dereliction of duty.

                        CHAPTER 10.  PROCUREMENT OF EQUIPMENT

          Article 24: If the joint venture company needs to import equipment, Party B is responsible for the procurement abroad after the specifications, models, functions and prices are accepted by both Party A and Party B.


                            CHAPTER 11.  LABOR MANAGEMENT

          Article 25: Concerning such matters as recruiting, dismissal, wage, labor insurance, labor protection, labor discipline, well-being, welfare, rewards and punishments of employees in the joint venture company, the Board of Directors shall, in accordance with the Provisions of the People's Republic of China for Labor Management in Chinese-Foreign Equity Joint Ventures, the provisions' detailed rules for implementation and related regulations of Beijing's Municipality, make a program, work out the labor contract wording, and after approval from the local labor administration, have the joint venture company and its labor union sign collective or individual labor contracts with the employees. The labor contracts signed shall be reported to the local labor administration for the record.

          Article 26: Appointment of the joint venture company's senior managers and their wages, social insurance, welfare and the standards for expenses on business tours are to be discussed and decided by the Board of Directors.


                      CHAPTER 12.  TAXATION, FINANCIAL AFFAIRS,
                             FOREIGN EXCHANGE & AUDITING


          Article 27: The joint venture company is to hand over taxes in accordance with China's related laws and regulations, and also in accordance with China's related laws and administrative stipulations, enjoy preferential treatment like tax reductions and exemptions.

          Article 28: Employees of the joint venture company are to pay individual income tax in accordance with the Individual Income Tax Law of the People's Republic of China and related regulations.

          Article 29: The joint venture company is permitted to extract reserve funds, enterprise development funds and funds for employees' welfare in accordance with the Law of the People's Republic of China on Chinese-Foreign Equity Joint Ventures. The proportion extracted every year is to be discussed and decided by the Board of Directors in line with the company's business conditions.

          Article 30: The accounting year of the joint venture company starts on January 1 and ends on December 31, and all the bookkeeping vouchers, documents, statements and account books are written in Chinese.

          Article 31: The joint venture company shall invite an accountant registered in China to check and audit its financial affairs, and the auditing results shall be reported to the Board of Directors and the General Manager.

          Article 32: In the first three months of every business year, the General Manager is to organize the compilation of the statement of assets and liabilities, the profit and loss statement, and the profit distribution program for the previous business year, and submit them to the meeting of the Board of Directors for examination and approval.

          Article 33: With its business license, the joint venture company is permitted to open a foreign exchange account in a bank or other financial institution authorized by China's foreign exchange administration to deal in foreign exchange business.

          Article 34: All foreign exchange affairs of the joint venture company are to be handled in accordance with the Interim Regulations on Foreign Exchange Control of the People's Republic of China, and other related regulations. Conversion between Renminbi and other currencies is to be calculated on the exchange rates issued by the State Administration of Exchange Control of the People's Republic of China for the day of actual conversion. The balance of bookkeeping base currency resulted from difference of exchange rates in conversion is taken as exchange gain or loss, and variation of the exchange rate of the bookkeeping currency. The amount of foreign currency accounts is to receive accounting treatment in accordance with China's related laws and financial system at the year-end summarization.

                            CHAPTER 13.  TERM OF OPERATION

          Article 35: The joint venture company has a term of operation of 12 years, and its founding date is the day when the business license is issued.

          If agreed by both parties, or proposed by one party and passed unanimously by the meeting of the Board of Directors, an application may be submitted to the government body that originally approved the setting up of the joint venture company for prolonging the term of operation six months before expiration of the term.


                         CHAPTER 14.  PROPERTY TREATMENT UPON
                           EXPIRATION OF TERM OF OPERATION


          Article 36: When the term of operation expires or is terminated before expiration, the joint venture company shall by law liquidate its net book value and distribute the balance on account according to investments of the two parties after paying off the debts and covering the liquidation cost.

                           CHAPTER 15.  PROFIT DISTRIBUTION

          Article 37: The joint venture company distributes its profits in accordance with the joint venture parties' investment proportions. The Board of Directors is to decide the profit distribution program and the profits payable to the two parties within three months after one accounting year. Profits paid to Party B may be remitted to the designated country or region in accordance with the Interim Regulations on Foreign Exchange Control of the People's Republic of China.


                                CHAPTER 16.  INSURANCE

          Article 38: The joint venture company covers all its insurance in the Beijing Branch of the People's Insurance Company of China, and the insurance coverage, the insured value and the insurance period are discussed and decided by the Board of Directors in accordance with the stipulations of the Beijing Branch of the People's Insurance Company of China.


                          CHAPTER 17.  REVISION, CHANGE AND
                               DISSOLUTION OF CONTRACT

          Article 39: Revision of this contract and its attached papers will be effective only after the representatives of the joint venture parties sign an agreement in writing and being approved by the government body that made the original approval.

          Article 40: In case that the contract is not able to be carried out for force majeure or the joint venture company is not able to continue its operation as a result of successive losses, the joint venture company may be terminated and the contract be dissoluted before expiration upon approval by the Board of Directors and the government body that made the original approval.

                          CHAPTER 18.  LIABILITY FOR DEFAULT

          Article 41: In case any of the joint venture parties fails to pay up the amount of investment in time as stipulated in Chapter 5 of this contract, the defaulter is to pay 3% of the investment payable every month starting from the first overdue month as penalty to the other party that abides by the contract. If the investment payment is overdue for three months, the accumulative penalty shall be 9% of the investment payable and the party that abides by the contract has the right to terminate the contract and require the defaulting party to indemnify for its loss incurred. In case one party fails to carry out or seriously defaults its obligations stipulated in this contract and the articles of association, and thus makes the joint venture company unable to operate or achieve the operation aim stipulated in this contract, it shall be taken that the party of default unilaterally terminates the contract and the party that abides by the contract has the right to claim indemnity from the defaulting party and, in line with stipulations of the contract, report to the government body that made the original approval for approving termination of the contract. If both joint venture parties agree to continued operation, the defaulting party shall make up for the economic losses occurred to the joint venture company.

          Article 42: When one party's fault causes a partial or full failure in implementing this contract and its attached papers, the party that makes the fault shall be responsible for the default of contract. If the fault is made by both parties, the two parties shall take their respective responsibility on the basis of actual conditions.

          Article 43: If any of the joint venture parties fails to pay part or full amount of the investment in time as stipulated in Articles 8 and 9 of this contract, the party that abides by the contract may give a notice to the defaulting party for the payment. If the defaulting party still fails to pay the stipulated part or full amount of the investment one months after the notice is made, it shall be taken that the defaulting party gives up all its rights stipulated in this contract and voluntarily withdraws from the joint venture company, and the party that abides by the contract has the right to apply to the government body that made the original approval for approving the dissolution of the company or look for another joint venture partner to inherit the defaulting party's rights and obligations stipulated in this contract.

          The party that abides by the contract has the right to ask the defaulting party to make up for its economic loss resulted from the latter's failure to pay part or full amount of the agreed investment.

          If the defaulting party has already paid part of its investment, the joint venture company shall liquidate the paid capital and deduct the compensation for the economic loss occurred to the joint venture company before returning the remaining to the defaulting party.


                              CHAPTER 19.  FORCE MAJEURE

          Article 44: In case earthquake, typhoon, fire, war or other force majeure that cannot be foreseen and whose occurrence and results cannot be prevented or avoided directly affects the implementation of the contract or make it unable to be implemented according to agreed conditions, the party which suffers any of the above-mentioned force majeure accidents shall immediately inform the other party of the accident conditions through telegraph. Besides, it shall, within a period of 15 days, provide the details of the accident and an effective certificate proving the reasons for the failure to carry out part or all of the contract or the necessity to put off the implementation. Such a certificate shall be made by a notary organ at the origin of the accident.
In line with the accident's impact on the implementation of the contract, the two parties shall consult and decide whether or not to dissolute the contract, exempt part of the liabilities for implementing the contract, or put off the implementation of the contract.

                             CHAPTER 20.  APPLICABLE LAW

          Article 45: The law of the People's Republic of China is applicable to the making, effectiveness, explanation and implementation of this contract, and settlement of disputes over this contract.


                         CHAPTER 21.  SETTLEMENT OF DISPUTES

          Article 46: All the disputes taking place in the implementation of this contract or related to this contract shall be settled by the two parties through friendly consultations. If such a dispute fails to be settled through consultations, it shall be submitted to the China International Economic and Trade Arbitration Commission for arbitration according to the commission's current interim regulations on arbitration procedures. The arbitral decision is final and has a binding force to both parties. The loser shall bear the cost for the arbitration.

          Article 47: In the course of arbitration, this contract shall continue to be implemented except for the part that is under arbitration and over which the two parties have a dispute.

                                CHAPTER 22.  LANGUAGE

          Article 49:  This contract is written in Chinese.

                      CHAPTER 23.  CONTRACT VALIDITY AND OTHERS

          Article 50: This contract and its attached papers take into effect as of the day when they are approved by the People's Government of Xicheng District of Beijing Municipality.

          Article 51: When either of the joint venture parties sends a notice through telegraph or telex, a letter in writing shall be followed if the notice concerns the right and obligations of the parties. The legal address of either of the joint venture parties stipulated in the contract is the address of the consignee.

          Article 52: After its signing, this contract shall be followed if any of the agreements, memorandums and letters between the two joint venture parties does not comply with it.

          Article 53: Matters not covered in this contract shall be decided through consultations between the two sides.

          Article 54: This contract is signed in Beijing of China in October 1994 by authorized representatives of the joint venture parties.


Party A:  Beijing Huazheng Electronic Technology Co., Ltd.
Party B:  Brighton Electronics Corporation Ltd.